UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 3, 2011

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On November 3, 2011, Senesco Technologies, Inc. (the “Company”) issued a press release announcing the initiation of patient dosing in its Phase 1b/2a clinical study of SNS01-T at the Mayo Clinic in Rochester, MN.  The study is an open-label, multiple-dose, dose-escalation study which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to relapsed or refractory multiple myeloma patients.

The study design calls for twice-weekly dosing of patients for 6 weeks followed by a 4 week observation period at the end of dosing before escalating to the next higher dose level. While the primary objective of this initial study is to evaluate safety and tolerability, the effect of SNS01-T on time to relapse or progression and tumor response will be assessed using multiple well-established metrics including measurement of the monoclonal protein (M-protein). The first group of three patients will receive 0.0125 mg/kg by intravenous infusion twice-a-week for 6 weeks. The escalated doses administered to the second to fourth groups will be 0.05, 0.2 and 0.375 mg/kg, respectively.  A total of approximately 15 patients are expected to be in the study which is planned to last about one year. Senesco intends to open a second clinical site to enhance the rate of patient recruitment.

A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated November 3, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: November 3, 2011	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer